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Exhibit 99
Press Release:  CEI Funding

CORAL SPRINGS, Fla., February 24, 2005 -- David Guthrie, President and CEO of Consolidated Energy, Inc. (OTCBB: CEIW) ("the Company") announced today that it has entered into a financing transaction which will provide the Company with gross proceeds of $7,000,000.00. The financing is in the form of a 6% convertible notes, with attached warrants. The Company will use the proceeds to pay off a bridge loan and for development and production at the Company's Warfield Mine in Warfield, Kentucky. The Warfield Mine is the primary mining operations site of Eastern Consolidated Energy, Inc. (ECEI), a wholly owned subsidiary of the Company. The anticipated increased production at Warfield will be used to satisfy the thirty-six month, $73,000,000 coal supply contract with American Electric Power (AEP).

As previously announced, the Company obtained a $2,500,000 bridge loan in January of 2005, and has used those funds to begin surface upgrades and slope construction. The bridge loan will be paid off from part of the financing proceeds. Once the loan is paid off, the Company will use some of the proceeds from the financing to enhance the mine surface, purchase equipment and complete slopes that will provide access to the Pond Creek coal reserves. Upon completion, the Company expects to begin shipping on the 40,000 ton per month contract with AEP beginning in the second quarter of 2005. The remaining proceeds from this financing will be used to fund the construction of a coal washing facility that will be used to enhance the value of all coals being mined at Warfield.

For additional information please contact David Guthrie dguthrie@ceiw.net President Consolidated Energy, Inc. or call 317-287-0419.

Any statements contained in this release that are not historical facts may be considered "forward-looking statements." Forward-looking statements are based on current expectations and the current economic environment. We caution the reader that such forward-looking statements are not guarantees of future performance. Unknown risk, uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance, or expectations expressed or implied by such forward-looking statements. Consolidated Energy does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information. Specifically, the planned enhancements, equipment purchases and slope construction using the financing, the implementation of increased mining production, and the activation of a coal washing facility may be subject to unforeseen delays. Because the AEP contract is dependent on the company's ability to deliver the necessary amounts of coal, any such delays may also delay anticipated revenues.